UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

AMPIO PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file a letter from Ampio Pharmaceuticals, Inc. that will be delivered to its stockholders on or before September 8, 2017 advising them of a change in date of the annual meeting and providing them with updated voting information.

Notice of Date Change for the

Annual Meeting of Stockholders

And Voting Information

To the Stockholders of Ampio Pharmaceuticals, Inc.:

Ampio Pharmaceuticals, Inc (the “Company”) has changed the date of its upcoming 2017 Annual Meeting of Stockholders, from September 16, 2017 to September 23, 2017 at 10:00 a.m. Mountain Daylight Time. The event is scheduled to be held at the following location:

Inverness Hotel

200 Inverness Drive West

Englewood, CO 80112

There is no change to the proposals to be presented to our stockholders for consideration at the Annual Meeting, however, please note that approval of proposal (3), an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock, requires the affirmative vote of a majority of the voting power of the Company. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will have the same effect as votes “against” this proposal. Because this proposal is deemed a “routine” matter, brokers are permitted to vote shares that they hold in “street name” and for which they do not receive instructions.

A revised proxy card, reflecting the change in meeting date, has been made available. If you have already voted and do not wish to change your vote, you do not need to do anything. Stockholders may also continue to use the form of proxy previously provided.

The Notice of 2017 Annual Meeting of Stockholders, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.ampiopharma.com by following the link for “Investors”.

Your continuing interest in the Company is very much appreciated.

Sincerely,

/s/ Mike Macaluso
Mike Macaluso
Chief Executive Officer